Exhibit (h)(xxii)(b)

AMENDMENT NO. 2 TO THE PARTICIPATION AGREEMENT

This Amendment No. 2 (the “Amendment”) to the Participation Agreement dated July 16, 2010, as amended by Amendment No. 1 to the Participation Agreement dated October 24, 2011, (together, the “Participation Agreement”), by and among WELLS FARGO VARIABLE TRUST, a statutory trust formed under the laws of Delaware (the “Trust”), THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC., a Delaware life insurance company (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be amended from time to time (the “Accounts”) and GUARDIAN INVESTOR SERVICES LLC (the “ Insurance Underwriter”), a broker-dealer affiliated with the Company, is hereby entered into as of March 31, 2015 (the “Effective Date”).

WHEREAS, GIS has entered into the Participation Agreement by and among the Trust, the Company and GIS; and

WHEREAS, on the Effective Date, GIS will voluntarily terminate its status as a registered broker-dealer and, as a result, shall no longer act as distributor of the Contracts (as defined in the Participation Agreement) under the Participation Agreement; and

WHEREAS, on the Effective Date and pursuant to appointment by GIAC, Park Avenue Securities LLC, a registered broker-dealer and a wholly-owned subsidiary of GIAC (“PAS”), shall become distributor of the Contracts; and

WHEREAS, on the Effective Date, GIS will assign its rights and delegate its obligations under the Participation Agreement to PAS pursuant to an Assignment and Assumption Agreement by and between GIS and PAS dated as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree that:

1.	Effective as of the Effective Date, all references to Guardian Investor Services LLC in the Participation Agreement shall be deleted and replaced by Park Avenue Securities LLC; and

2.	All other terms and provisions of the Participation Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the date first above written.

WELLS FARGO VARIABLE TRUST

By:	/s/ C. David Messman
Name:	C. David Messman
Title:	Secretary

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

By:	/s/ Michael Cefole
Name:	Michael Cefole
Title:	President

GUARDIAN INVESTOR SERVICES LLC

By:	/s/ Michael Cefole
Name:	Michael Cefole
Title:	President

PARK AVENUE SECURITIES LLC

By:	/s/ Michael Cefole
Name:	Michael Cefole
Title:	Chair, Board of Managers